Exhibit 99.1

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Strong Fiscal 2017 First Quarter Results
Q1 FY17 (all from continuing operations):

•	On a GAAP basis, EPS of $1.15, down 11 percent versus the prior year, and operating margin of 17.4 percent, down 260 basis points versus the prior year

•	Adjusted EPS of $1.47*, up nine percent over prior year

•	Adjusted operating margin of 21.7 percent and adjusted EBITDA margin of 34.7 percent, up 110 and 80 basis points, respectively, over prior year

•	Successfully completed the sale of the Performance Materials Division to Evonik on 3 January

•	Submitted preliminary, non-binding expression of interest in acquiring Yingde Gases Group Company Limited

•	Increased dividend payable May 8, 2017 by 10 percent to 95 cents per share, reflecting its strong financial position and the 35th consecutive year of dividend increases

•	Fiscal 2017 adjusted EPS guidance of $6.00 to $6.25, which at the midpoint, represents a nine percent increase over prior year, and fiscal 2017 second quarter adjusted EPS guidance of $1.30 to $1.40

*The results and guidance in this release, including in the highlights above, include references to non-GAAP continuing operations measures. These exclude the discontinued operations of the former Materials Technologies (MT) segment and Energy-from-Waste and are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP results can be found at the end of this release.

LEHIGH VALLEY, Pa. (January 27, 2017) – Air Products (NYSE: APD) today reported GAAP net income from continuing operations of $252 million, down 10 percent versus the prior year, and diluted earnings per share (EPS) from continuing operations of $1.15, down 11 percent versus the prior year, for its fiscal first quarter ended December 31, 2016.
For the quarter, on a non-GAAP basis, adjusted net income from continuing operations of $322 million was up 10 percent versus prior year, and adjusted diluted earnings per share from continuing operations of $1.47 was up nine percent versus prior year.
On a GAAP basis, the effective tax rate in the quarter was 23.3 percent. The adjusted effective tax rate in the quarter was 21.2 percent, lower than it has been recently due to the MT separation, new accounting for share-based compensation, and one-time adjustments.
First quarter sales of $1,883 million increased one percent from the prior year, as two percent higher volumes and two percent favorable energy pass-through were partially offset by three percent unfavorable currency. The volume increase was driven by strength in Industrial Gases – Asia and continued progress on the Jazan project. Pricing was flat with the prior year.
For the quarter, on a GAAP basis, operating income of $328 million decreased 12 percent and operating margin of 17.4 percent decreased 260 basis points versus prior year.
Adjusted operating income of $408 million increased six percent, and adjusted EBITDA of $652 million increased three percent over the prior year. Adjusted operating margin of 21.7 percent improved 110 basis points and adjusted EBITDA margin of 34.7 percent improved 80 basis points over the prior year. GAAP ROCE of 10.9 percent increased 130 basis points over the prior year. Adjusted ROCE increased 180 basis points to 12.7 percent. Productivity actions drove these results.
Commenting on the results for the quarter, Seifi Ghasemi, chairman, president and chief executive officer, said, “This was another quarter of strong operating performance by our dedicated employees who are making Air Products the safest and most profitable

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industrial gases company in the world. We increased adjusted EPS by nine percent over the previous year, improved both adjusted operating and adjusted EBITDA margins, and increased our adjusted ROCE by 180 basis points to 12.7 percent.
"This is the tenth consecutive quarter where we are reporting high single-digit or double-digit growth in our profitability. We also operated for the whole quarter without a lost-time accident. I am very proud that our people achieved these results while also delivering excellent safety performance and completing the sale of the Performance Materials Division to Evonik in early January. Despite the weak economy and currency headwinds, our robust financial position and ongoing productivity programs have us operating from a position of strength. All of this means that we remain in a strong position to grow Air Products' core industrial gases business and deliver value for our shareholders," he said.
First Quarter Results by Business Segment

•
Industrial Gases – Americas sales of $864 million increased three percent versus prior year as five percent higher energy pass-through was partially offset by two percent lower volumes, primarily from weakness in Latin America and customer-driven outages in the U.S. Gulf Coast. Pricing and currency were flat versus prior year. Segment operating income of $224 million increased six percent over prior year and adjusted EBITDA of $350 million increased five percent, driven by productivity actions. Segment operating margin of 25.9 percent improved 60 basis points, and adjusted EBITDA margin of 40.5 percent improved 40 basis points over prior year. Excluding energy pass-through, operating margin increased 150 basis points.

•
Industrial Gases – EMEA sales of $400 million declined nine percent versus last year on six percent unfavorable currency, two percent lower volumes and one percent lower energy pass-through. Pricing was flat. Segment operating income of $88 million and adjusted EBITDA of $140 million both decreased five percent from the prior year; on a constant currency basis, they increased slightly, as productivity actions more than offset the impact from lower volumes. Segment operating margin of 22.0 percent increased 100 basis points and adjusted EBITDA margin of 35.0 percent increased 160 basis points over the prior year, driven by productivity actions.

•
Industrial Gases – Asia sales of $438 million increased six percent versus prior year, as volume growth of 10 percent was partially offset by three percent unfavorable currency and one percent lower pricing. Segment operating income of $118 million increased one percent and adjusted EBITDA of $178 million decreased one percent. Segment operating margin of 26.9 percent declined 140 basis points, and adjusted EBITDA margin of 40.7 percent declined 290 basis points from the prior year, mainly due to increased utility cost pass-through at new plants.

Non-GAAP results for the Company in the fiscal first quarter of 2017 exclude expenses of $30.2 million, or $0.12 per share, for business separation costs; $2.7 million, or $0.01 per share, of tax costs associated with the business separation; and $50.0 million, or $0.19 per share, for cost reduction and asset actions. See reconciliation of non-GAAP measures starting on page four.
Outlook
Management has provided the following adjusted diluted EPS guidance on a continuing operations basis. While it is likely that we will incur additional costs for items such as business separation, cost reduction and asset actions, and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS. Management does not believe these items to be representative of underlying business performance. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS to a comparable GAAP range.
Ghasemi said, "Air Products is in a strong position. We have put in place a robust and geographically-focused organization, and our productivity programs already implemented and the new ones underway will drive our EPS growth as we move forward. In addition, we now have an excellent balance sheet with effectively no net debt. Reflecting this financial strength, we raised the dividend for the 35th consecutive year and remain confident in the tremendous growth opportunities to invest in our core industrial gases business.
"But like any other global company, we are not immune from macro-economic and geopolitical events. The new administration in the United States has not yet articulated its full economic and foreign policy. In Europe, it is not yet certain how the UK government will address the exit from the European Union. In addition, it is impossible to predict how other countries will react to the new economic and political developments in the U.S and Europe. All of these events can have significant effects on currency exchange rates and the level of economic activity around the world. As a result, we are now more cautious in our outlook."
Air Products expects fiscal 2017 adjusted EPS of $6.00 to $6.25, which at midpoint, represents an increase of nine percent over last year. This includes an expected full-year adjusted tax rate of approximately 23 percent. For the fiscal 2017 second quarter, Air Products expects adjusted EPS from continuing operations of $1.30 to $1.40.
The capital expenditure forecast for fiscal year 2017 is approximately $1 billion on a GAAP and non-GAAP basis.

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Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 27 by calling (719) 325-2353 and entering passcode 4746543, or access the Event Details page on Air Products’ Investor Relations web site.

Update on non-binding proposed transaction with Yingde Gases Group Company Limited ("Yingde")
As previously announced on January 8th and January 20th, Air Products has submitted to the board of directors of Yingde a preliminary, non-binding indication of interest to acquire all of the outstanding shares of Yingde, a Hong Kong listed company and a major industrial gas company in China. Air Products seeks to engage in a friendly transaction, which Air Products believes would be strategically and financially compelling for employees, customers and shareholders of both companies. Air Products currently has about $1 billion of sales and more than 2,500 people employed in its successful China business.
At this time, no agreement between Air Products and Yingde has been reached with respect to the proposal, and there cannot be any assurance that such an agreement will be reached or, if such an agreement is reached, that a transaction will be completed.

About Air Products
Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company’s core industrial gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.
The Company had fiscal 2016 sales of $7.5 billion from continuing operations in 50 countries and has a current market capitalization of approximately $30 billion. Approximately 16,000 employees are making Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.
NOTE: This report contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this report is filed. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, global or regional economic conditions (including, as to the United Kingdom and Europe, the impact of the recent “Brexit” referendum) and supply and demand dynamics in market segments into which the Company sells; the inability to eliminate stranded costs previously allocated to the Company’s Electronic Materials and Performance Materials divisions which have been divested and other unexpected impacts of the divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; our ability to execute projects involving new geographies, technologies or applications; asset impairments due to economic conditions or specific events; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; costs and outcomes of litigation or regulatory investigations; the success of productivity and operational improvement programs; the timing, impact, and other uncertainties of future acquisitions or divestitures, including reputational impacts; political risks, including the risks of unanticipated government actions; acts of war or terrorism; the impact of changes in environmental, tax or other legislation and regulatory activities in jurisdictions in which the Company and its affiliates operate; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2016. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this report to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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* Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for share data)
The Company has presented certain financial measures on a non-GAAP (“adjusted”) basis and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, our non-GAAP measures are determined by adjusting the most directly comparable GAAP financial measure to exclude certain disclosed items (“non-GAAP adjustments”) that we believe are not representative of the underlying business performance. For example, Air Products has executed its strategic plan to restructure the Company and, as part of this plan, is now focusing on the Company’s core Industrial Gases businesses, which will continue to result in significant cost reduction and asset actions that we believe are important for investors to understand separately from the performance of the underlying business. The tax impact of our non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. In evaluating these financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future. Investors should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
CONSOLIDATED RESULTS

	Continuing Operations
	Q1
2017 vs. 2016	Operating Income	Operating Margin(A)		Income Tax Provision(B)	Net Income	Diluted EPS
2017 GAAP	$328.1	17.4%		$78.4	$251.6	$1.15
2016 GAAP	372.5	20.0%		96.4	280.9	1.29
Change GAAP	$(44.4)	(260	)bp	$(18.0)	$(29.3)	$(.14)
% Change GAAP	(12)%				(10)%	(11)%
2017 GAAP	$328.1	17.4%		$78.4	$251.6	$1.15
Business separation costs	30.2	1.6%		3.7	26.5	.12
Tax costs associated with business separation	—	—%		(2.7)	2.7	.01
Cost reduction and asset actions	50.0	2.7%		8.8	41.2	.19
2017 Non-GAAP Measure	$408.3	21.7%		$88.2	$322.0	$1.47
2016 GAAP	$372.5	20.0%		$96.4	$280.9	$1.29
Business separation costs	12.0	.6%		—	12.0	.06
2016 Non-GAAP Measure	$384.5	20.6%		$96.4	$292.9	$1.35
Change Non-GAAP Measure	$23.8	110	bp	$(8.2)	$29.1	$.12
% Change Non-GAAP Measure	6%				10%	9%

(A)	Operating margin is calculated by dividing operating income by sales.

(B)
The tax impact of our non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.

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ADJUSTED EBITDA
We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, income tax provision, and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.
Below is a reconciliation of Income from Continuing Operations on a GAAP basis to Adjusted EBITDA:

2017	Q1	Q2	Q3	Q4	FY2017
Income from Continuing Operations (A)	$258.2				$258.2
Add: Interest expense	29.5				29.5
Add: Income tax provision	78.4				78.4
Add: Depreciation and amortization	206.1				206.1
Add: Business separation costs	30.2				30.2
Add: Cost reduction and asset actions	50.0				50.0
Adjusted EBITDA	$652.4				$652.4
2016	Q1	Q2	Q3	Q4	FY2016
Income from Continuing Operations (A)	$287.2	$284.7	$255.7	$294.4	$1,122.0
Add: Interest expense	22.2	25.7	35.1	32.2	115.2
Add: Income tax provision	96.4	93.5	145.9	96.8	432.6
Add: Depreciation and amortization	214.7	213.9	213.5	212.5	854.6
Add: Business separation costs	12.0	7.4	9.5	21.7	50.6
Add: Cost reduction and asset actions	—	10.7	13.2	10.6	34.5
Add: Pension settlement loss	—	2.0	1.0	2.1	5.1
Add: Loss on extinguishment of debt	—	—	—	6.9	6.9
Adjusted EBITDA	$632.5	$637.9	$673.9	$677.2	$2,621.5

(A)	Includes net income attributable to noncontrolling interests.

2017 vs. 2016	Q1
Change GAAP
Income from continuing operations change	$(29.0)
Income from continuing operations % change	(10)%
Change Non-GAAP
Adjusted EBITDA change	$19.9
Adjusted EBITDA % change	3%

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Below is a reconciliation of segment operating income to Adjusted EBITDA:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Segment Total
GAAP MEASURE
Three Months Ended 31 December 2016
Operating income (loss)	$223.8		$88.0		$118.1		$8.2	$(29.8)	$408.3
Operating margin	25.9%		22.0%		26.9%				21.7%
Three Months Ended 31 December 2015
Operating income (loss)	$211.6		$92.3		$117.3		$(19.3)	$(17.4)	$384.5
Operating margin	25.3%		21.0%		28.3%				20.6%
Operating income (loss) change	$12.2		$(4.3)		$.8		$27.5	$(12.4)	$23.8
Operating income (loss) % change	6%		(5)%		1%		142%	(71)%	6%
Operating margin change	60	bp	100	bp	(140	) bp			110	bp
NON-GAAP MEASURE
Three Months Ended 31 December 2016
Operating income (loss)	$223.8		$88.0		$118.1		$8.2	$(29.8)	$408.3
Add: Depreciation and amortization	111.8		42.2		46.7		2.0	3.4	206.1
Add: Equity affiliates' income	14.7		9.5		13.5		.3	—	38.0
Adjusted EBITDA	$350.3		$139.7		$178.3		$10.5	$(26.4)	$652.4
Adjusted EBITDA margin	40.5%		35.0%		40.7%				34.7%
Three Months Ended 31 December 2015
Operating income (loss)	$211.6		$92.3		$117.3		$(19.3)	$(17.4)	$384.5
Add: Depreciation and amortization	109.0		46.8		51.9		2.1	4.9	214.7
Add: Equity affiliates' income (loss)	14.5		7.6		11.7		(.5)	—	33.3
Adjusted EBITDA	$335.1		$146.7		$180.9		$(17.7)	$(12.5)	$632.5
Adjusted EBITDA margin	40.1%		33.4%		43.6%				33.9%
Adjusted EBITDA change	$15.2		$(7.0)		$(2.6)		$28.2	$(13.9)	$19.9
Adjusted EBITDA % change	5%		(5)%		(1)%		159%	(111)%	3%
Adjusted EBITDA margin change	40	bp	160	bp	(290	) bp			80	bp
Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended
	31 December
Operating Income	2016	2015
Segment total	$408.3	$384.5
Business separation costs	(30.2)	(12.0)
Cost reduction and asset actions	(50.0)	—
Consolidated Total	$328.1	$372.5

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INCOME TAXES
The tax impact of our non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.

	Effective Tax Rate
	Three Months Ended 31 December
	2016	2015
Income Tax Provision — GAAP	$78.4	$96.4
Income From Continuing Operations Before Taxes — GAAP	$336.6	$383.6
Effective Tax Rate — GAAP	23.3%	25.1%
Income Tax Provision — GAAP	$78.4	$96.4
Business separation costs	3.7	—
Tax costs associated with business separation	(2.7)	—
Cost reduction and asset actions	8.8	—
Income Tax Provision — Non-GAAP Measure	$88.2	$96.4
Income From Continuing Operations Before Taxes — GAAP	$336.6	$383.6
Business separation costs	30.2	12.0
Cost reduction and asset actions	50.0	—
Income From Continuing Operations Before Taxes — Non-GAAP Measure	$416.8	$395.6
Effective Tax Rate — Non-GAAP Measure	21.2%	24.4%

CAPITAL EXPENDITURES
We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities if the arrangement qualifies as a capital lease.
Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure:

	Three Months Ended 31 December
	2016	2015
Capital expenditures for continuing operations – GAAP basis	$248.0	$247.1
Capital lease expenditures	4.0	7.3
Capital expenditures – Non-GAAP basis	$252.0	$254.4
We expect capital expenditures for fiscal year 2017 to be approximately $1,000 on a GAAP and non-GAAP basis.

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RETURN ON CAPITAL EMPLOYED (ROCE)
Return on capital employed (ROCE) is calculated on a continuing operations basis as earnings after-tax divided by five-quarter average total capital. Earnings after-tax is calculated based on trailing four quarters and is defined as the sum of net income from continuing operations attributable to Air Products, interest expense, after-tax, at our effective quarterly tax rate, and net income attributable to noncontrolling interests. On a non-GAAP basis, the GAAP measure has been adjusted for the impact of the disclosed items detailed below. Total capital consists of total debt, total equity, and redeemable noncontrolling interest less noncontrolling interests and total assets of discontinued operations.

	2017	2016				2015
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net income from continuing operations attributable to Air Products	$251.6	$289.4	$250.3	$278.9	$280.9	$273.7	$221.5	$188.4
Interest expense	29.5	32.2	35.1	25.7	22.2	22.7	28.1	23.2
Interest expense tax impact	(6.9)	(8.0)	(12.7)	(6.3)	(5.6)	(5.4)	(6.8)	(5.7)
Interest expense, after-tax	22.6	24.2	22.4	19.4	16.6	17.3	21.3	17.5
Net income attributable to noncontrolling interests of continuing operations	6.6	5.0	5.4	5.8	6.3	4.1	12.3	5.1
Earnings After-Tax—GAAP	$280.8	$318.6	$278.1	$304.1	$303.8	$295.1	$255.1	$211.0

Disclosed items, after-tax
Business separation costs	$26.5	$19.3	$6.5	$8.9	$12.0	$7.5	$—	$—
Tax costs associated with business separation	2.7	4.1	47.7	—	—	—	—	—
Cost reduction and asset actions	41.2	7.2	8.7	8.8	—	47.2	33.0	36.5
Pension settlement loss	—	1.4	.6	1.3	—	4.2	.8	7.4
Gain on land sales	—	—	—	—	—	(28.3)	—	—
Loss on extinguishment of debt	—	4.3	—	—	—	14.2	—	—
Earnings After-Tax—Non-GAAP	$351.2	$354.9	$341.6	$323.1	$315.8	$339.9	$288.9	$254.9

Total Capital
Short-term borrowings	$156.1	$935.8	$1,043.0	$1,478.5	$1,539.4	$1,494.3	$1,082.9	$1,259.4	$1,276.4
Current portion of long-term debt	873.3	365.4	714.9	763.6	403.1	430.6	80.1	151.2	49.3
Long-term debt	3,289.0	3,909.7	3,908.1	3,556.9	3,853.0	3,931.0	4,669.1	4,488.7	4,725.7
Total Debt	4,318.4	5,210.9	5,666.0	5,799.0	5,795.5	5,855.9	5,832.1	5,899.3	6,051.4
Total Equity	7,261.1	7,213.4	7,180.2	7,053.1	7,499.0	7,381.1	7,731.3	7,476.3	7,503.3
Redeemable noncontrolling interest	—	—	—	—	—	—	277.9	280.0	288.7
Noncontrolling interests of discontinued operations	—	(33.9)	(32.9)	(33.0)	(32.1)	(32.0)	(35.7)	(34.6)	(36.2)
Assets of discontinued operations	(860.2)	(1,968.5)	(1,761.4)	(1,679.9)	(2,588.4)	(2,544.1)	(2,558.6)	(2,397.3)	(2,358.1)
Total Capital	$10,719.3	$10,421.9	$11,051.9	$11,139.2	$10,674.0	$10,660.9	$11,247.0	$11,223.7	$11,449.1

Earnings After Tax—GAAP	$1,181.6				$1,065.0
Five-quarter average total capital	10,801.3				11,050.9
ROCE—GAAP	10.9%				9.6%
Change GAAP Measure	130 bp

Earnings After Tax—Non-GAAP	$1,370.8				$1,199.5
Five-quarter average total capital	10,801.3				11,050.9
ROCE—Non-GAAP	12.7%				10.9%
Change Non-GAAP Measure	180 bp

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OPERATING INCOME – CONSTANT CURRENCY BASIS
Industrial Gases – EMEA
Operating income on a constant currency basis equals current year GAAP operating income adjusted for prior period average exchange rates to show the underlying growth rate versus the prior year.

	Three Months Ended
	31 December
Industrial Gases – EMEA	2016	2015	Change
Segment Operating Income	$88.0	$92.3	(5)%
Currency adjustment	7.6
Non-GAAP Operating Income – Constant Currency	$95.6	$92.3	4%

OUTLOOK
Guidance provided is on a non-GAAP continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance. It is likely that we will incur additional costs for items such as business separation, cost reduction and asset actions, and pension settlements in future periods. However, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

Diluted EPS
Full Year
2016 GAAP	$5.04
Business separation costs	.21
Tax costs associated with business separation	.24
Cost reduction and asset actions	.11
Pension settlement loss	.02
Loss on extinguishment of debt	.02
2016 Non-GAAP Measure	$5.64
2017 Non-GAAP Outlook	6.00–6.25
Change Non-GAAP	.36–.61
% Change Non-GAAP	6%–11%

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars, except for share data)	2016	2015
Sales	$1,882.5	$1,866.3
Cost of sales	1,318.1	1,295.9
Selling and administrative	165.7	173.9
Research and development	15.1	16.9
Business separation costs	30.2	12.0
Cost reduction and asset actions	50.0	—
Other income (expense), net	24.7	4.9
Operating Income	328.1	372.5
Equity affiliates’ income	38.0	33.3
Interest expense	29.5	22.2
Income From Continuing Operations Before Taxes	336.6	383.6
Income tax provision	78.4	96.4
Income From Continuing Operations	258.2	287.2
Income From Discontinued Operations, net of tax	48.2	84.8
Net Income	306.4	372.0
Net Income Attributable to Noncontrolling Interests of Continuing Operations	6.6	6.3
Net Income Attributable to Noncontrolling Interests of Discontinued Operations	—	2.1
Net Income Attributable to Air Products	$299.8	$363.6
Net Income Attributable to Air Products
Income from continuing operations	$251.6	$280.9
Income from discontinued operations	48.2	82.7
Net Income Attributable to Air Products	$299.8	$363.6
Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.16	$1.30
Income from discontinued operations	.22	.38
Net Income Attributable to Air Products	$1.38	$1.68
Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.15	$1.29
Income from discontinued operations	.22	.38
Net Income Attributable to Air Products	$1.37	$1.67
Weighted Average Common Shares – Basic (in millions)	217.7	215.8
Weighted Average Common Shares – Diluted (in millions)	219.7	217.6
Dividends Declared Per Common Share – Cash	$.86	$.81
Other Data from Continuing Operations
Depreciation and amortization	$206.1	$214.7
Capital expenditures – Refer to page 7	252.0	254.4

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of dollars)	2016	2016
Assets
Current Assets
Cash and cash items	$655.5	$1,293.2
Trade receivables, net	1,063.3	1,146.2
Inventories	330.7	255.0
Contracts in progress, less progress billings	84.6	64.6
Prepaid expenses	68.6	93.9
Other receivables and current assets	485.9	538.2
Current assets of discontinued operations	860.2	926.2
Total Current Assets	3,548.8	4,317.3
Investment in net assets of and advances to equity affiliates	1,254.7	1,283.6
Plant and equipment, at cost	18,273.8	18,660.2
Less: accumulated depreciation	10,243.5	10,400.5
Plant and equipment, net	8,030.3	8,259.7
Goodwill, net	811.1	845.1
Intangible assets, net	376.7	387.9
Noncurrent capital lease receivables	1,162.6	1,221.7
Other noncurrent assets	772.0	671.0
Noncurrent assets of discontinued operations	—	1,042.3
Total Noncurrent Assets	12,407.4	13,711.3
Total Assets	$15,956.2	$18,028.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,677.5	$1,652.2
Accrued income taxes	133.7	117.9
Short-term borrowings	156.1	935.8
Current portion of long-term debt	873.3	365.4
Current liabilities of discontinued operations	89.2	211.8
Total Current Liabilities	2,929.8	3,283.1
Long-term debt	3,289.0	3,909.7
Other noncurrent liabilities	1,797.3	1,816.5
Deferred income taxes	679.0	710.4
Noncurrent liabilities of discontinued operations	—	1,095.5
Total Noncurrent Liabilities	5,765.3	7,532.1
Total Liabilities	8,695.1	10,815.2
Air Products Shareholders’ Equity	7,161.5	7,079.6
Noncontrolling Interests	99.6	133.8
Total Equity	7,261.1	7,213.4
Total Liabilities and Equity	$15,956.2	$18,028.6

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars)	2016	2015
Operating Activities
Net income	$306.4	$372.0
Less: Net income attributable to noncontrolling interests of continuing operations	6.6	6.3
Less: Net income attributable to noncontrolling interests of discontinued operations	—	2.1
Net income attributable to Air Products	299.8	363.6
Income from discontinued operations	(48.2)	(82.7)
Income from continuing operations attributable to Air Products	251.6	280.9
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	206.1	214.7
Deferred income taxes	(23.6)	31.7
Undistributed earnings of unconsolidated affiliates	(6.9)	7.0
Gain on sale of assets and investments	(5.0)	(.9)
Share-based compensation	9.0	8.3
Noncurrent capital lease receivables	22.3	12.2
Write-down of long-lived assets associated with restructuring	45.7	—
Other adjustments	10.7	(66.2)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	42.3	83.7
Inventories	9.9	(19.0)
Contracts in progress, less progress billings	(22.6)	(20.3)
Other receivables	(7.2)	(25.3)
Payables and accrued liabilities	10.4	(100.7)
Other working capital	31.6	(8.9)
Cash Provided by Operating Activities	574.3	397.2
Investing Activities
Additions to plant and equipment	(239.2)	(248.4)
Investment in and advances to unconsolidated affiliates	(8.8)	1.3
Proceeds from sale of assets and investments	11.4	30.8
Other investing activities	(1.5)	.6
Cash Used for Investing Activities	(238.1)	(215.7)
Financing Activities
Long-term debt proceeds	1.2	—
Payments on long-term debt	(14.4)	(65.5)
Net (decrease) increase in commercial paper and short-term borrowings	(772.2)	46.0
Dividends paid to shareholders	(186.9)	(174.4)
Proceeds from stock option exercises	10.7	10.3
Other financing activities	(12.9)	(16.6)
Cash Used for Financing Activities	(974.5)	(200.2)
Discontinued Operations
Cash (used for) provided by operating activities	(59.6)	176.9
Cash used for investing activities	(19.4)	(86.3)
Cash provided by financing activities	69.5	2.1
Cash (Used for) Provided by Discontinued Operations	(9.5)	92.7
Effect of Exchange Rate Changes on Cash	(16.2)	(1.3)
(Decrease) Increase in Cash and Cash Items	(664.0)	72.7
Cash and Cash Items – Beginning of Year	1,330.8	206.4
Cash and Cash Items – End of Period	$666.8	$279.1
Less: Cash and Cash Items – Discontinued Operations	11.3	46.7
Cash and Cash Items – Continuing Operations	$655.5	$232.4
Supplemental Cash Flow Information
Cash paid for taxes (net of cash refunds) – Continuing operations	$79.7	$59.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Segment Total
Three Months Ended 31 December 2016
Sales	$863.9	$399.7	$438.3	$147.9	$32.7	$1,882.5
Operating income (loss)	223.8	88.0	118.1	8.2	(29.8)	408.3
Depreciation and amortization	111.8	42.2	46.7	2.0	3.4	206.1
Equity affiliates' income	14.7	9.5	13.5	.3	—	38.0
Three Months Ended 31 December 2015
Sales	$836.3	$439.6	$414.6	$104.3	$71.5	$1,866.3
Operating income (loss)	211.6	92.3	117.3	(19.3)	(17.4)	384.5
Depreciation and amortization	109.0	46.8	51.9	2.1	4.9	214.7
Equity affiliates' income (loss)	14.5	7.6	11.7	(.5)	—	33.3
Total Assets
31 December 2016	$5,873.9	$3,005.0	$4,098.0	$268.5	$1,850.6	$15,096.0
30 September 2016	5,896.7	3,178.6	4,232.7	367.6	2,384.5	16,060.1

Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended
	31 December
Operating Income	2016	2015
Segment total	$408.3	$384.5
Business separation costs	(30.2)	(12.0)
Cost reduction and asset actions	(50.0)	—
Consolidated Total	$328.1	$372.5
Below is a reconciliation of segment total assets to consolidated total assets:

	31 December	30 September
Total Assets	2016	2016
Segment total	$15,096.0	$16,060.1
Discontinued operations	860.2	1,968.5
Consolidated Total	$15,956.2	$18,028.6

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars, unless otherwise indicated)
1. MATERIALS TECHNOLOGIES SEPARATION
On 16 September 2015, the Company announced plans to separate its Materials Technologies business, which contained two divisions, Electronic Materials Division (EMD) and Performance Materials Division (PMD), into an independent publicly traded company and distribute to Air Products shareholders all of the shares of the new public company in a tax-free distribution (a “spin-off”). Versum Materials, Inc., or Versum, was formed as the new company to hold the Materials Technologies business subject to the spin-off. On 6 May 2016, the Company entered into an agreement to sell certain subsidiaries and assets comprising PMD to Evonik Industries AG. As a result, the Company moved forward with the planned spin-off of Versum containing only EMD.
On 1 October 2016, we completed the separation of EMD through the spin-off of Versum. On 3 January 2017, we completed the sale of PMD to Evonik Industries AG for $3.8 billion in cash subject to customary post-closing adjustments, including working capital. As a result, these divisions are reflected in our consolidated financial statements as discontinued operations for all periods presented.
For the three months ended 31 December 2016, we incurred separation costs of $30.2 ($26.5 after-tax, or $.12 per share), primarily related to legal and advisory costs associated with these transactions. The costs are reflected on the consolidated income statements as “Business separation costs.” A significant portion of these costs were not tax deductible because they were directly related to the plan for the tax-free spin-off of Versum. In addition, our income tax provision includes additional tax expense related to the separation of $2.7 ($.01 per share).
2. COST REDUCTION AND ASSET ACTIONS
In the first quarter of fiscal year 2017, we recognized a net expense of $50.0 ($41.2 after-tax, or $.19 per share), primarily related to the write-down of an air separation unit in the Industrial Gases – EMEA segment that was constructed mainly to provide oxygen to one of the Energy-from-Waste plants and for severance and other benefits.
3. ENERGY-FROM-WASTE
During the second quarter of fiscal year 2016, the Board of Directors approved the Company’s exit of its Energy-from-Waste (EfW) business. As a result, efforts to start up and operate its two EfW projects located in Tees Valley, United Kingdom, had been discontinued and a loss on disposal of $945.7 ($846.6 after-tax) was recorded to write down plant assets to their estimated net realizable value and record a liability for plant disposition and other costs.
During the first quarter of fiscal year 2017, we determined that it is unlikely for a buyer to assume the remaining assets and contract obligations, including the related land lease. As a result, we recorded an additional loss of $59.3 ($47.1 after-tax) in results of discontinued operations, of which $53.0 was recorded primarily for land lease obligations and $6.3 was recorded to update our estimate of the net realizable value of the plant assets as of 31 December 2016.
4. NEW ACCOUNTING GUIDANCE
In March 2016, the Financial Accounting Standards Board (FASB) issued an update to simplify the accounting for employee share-based payments, including the income tax impacts, the classification on the statement of cash flows, and forfeitures. We elected to early adopt this guidance in the first quarter of fiscal year 2017. The new guidance requires excess tax benefits and deficiencies to be recognized in the income statement rather than in additional paid-in capital on the balance sheet. As a result of applying this change prospectively, we recognized $7.0 of excess tax benefits in our provision for income taxes during the first quarter of fiscal year 2017.